Exhibit 99.1

News Release
225 West Wacker Drive	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60606

Contact:

Media: Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2008 Financial Results

CHICAGO, May 1, 2008—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2008 financial results. The company reported consolidated revenue of $125.4 million in the first quarter of 2008, a 31.4% increase from revenue of $95.4 million in the first quarter of 2007. Morningstar’s first-quarter results included $11.1 million in revenue from acquisitions made during 2008 and 2007. Consolidated operating income was $34.7 million in the first quarter of 2008, an increase of 44.4% compared with $24.0 million in the first quarter of 2007. Morningstar’s net income was $23.1 million in the first quarter of 2008, or 47 cents per diluted share, compared with $15.8 million, or 33 cents per diluted share, in the first quarter of 2007.

Excluding acquisitions and the impact of foreign currency translations, Morningstar’s revenue increased 17.4% in the first quarter of 2008. Foreign currency translations had a positive impact of $2.3 million in the first quarter. Revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

“We’re pleased with our results during the quarter,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “We continued to generate healthy organic revenue growth, driven by strong gains in both Investment Consulting and Licensed Data. Assets under advisement for Investment Consulting grew 36% compared with the first quarter of 2007. We faced a headwind as the market declined, though, resulting in slightly lower asset levels in the first quarter of 2008 compared with the fourth quarter of 2007. We’ve also seen signs of belt-tightening among some of our clients, but it has not been widespread.”

Mansueto added, “Our operating margin increased by about 2 percentage points compared with the first quarter of 2007, and we continue to see opportunities across all segments of our business. We have a strong balance sheet and ended the quarter with more than $215 million in cash and investments and no debt, after paying annual bonuses and completing our acquisition of Hemscott’s data, media, and investor relations Web site businesses.

“With the addition of Hemscott, we’re creating a world-class global equity database and expanding our international operations. We’ve moved quickly to integrate Hemscott’s sizable data processing center in India into Morningstar, which is already benefiting our operations. The fund data business we acquired from S&P last year also contributed to revenue growth during the quarter. As a result of these acquisitions, as well as continued organic growth, our international operations now account for about one-fourth of our revenue.”

Key Business Drivers

Revenue:  In the first quarter of 2008, revenue in the Institutional segment rose 47.7% compared with the first quarter of 2007; 20 percentage points of this increase came from acquisitions. Revenue in the Advisor segment grew 18.2%, with 4 percentage points of the increase coming from acquisitions. Individual segment revenue rose 13.7%, and 2 percentage points came from acquisitions.

Revenue from international operations was $30.3 million in the first quarter of 2008, an increase of 94.3% from the same period a year ago. International revenue included $8.9 million from acquisitions. Foreign currency translations had a positive impact of $2.3 million on international revenue. Excluding the impact of acquisitions and foreign currency translations, international revenue increased 22.5% in the first quarter of 2008, compared with the prior-year period. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $34.7 million in the first quarter of 2008, a 44.4% increase from the same period in 2007. Operating expense rose $19.4 million, or 27.1%, in the first quarter of 2008; about two-thirds of the increase was due to higher compensation-related costs.

Compensation-related expense, excluding bonuses, increased $10.5 million, mainly because of continued hiring and incremental headcount from acquisitions. Bonus expense increased $2.5 million in the quarter.

Morningstar had approximately 2,040 employees worldwide as of March 31, 2008, compared with 1,650 as of March 31, 2007. This growth primarily reflects acquisitions and continued hiring in the United States and China.

Other factors contributing to the increase in operating expense include higher lease expense for the company’s new corporate headquarters and offices outside the United States. The company also had higher marketing expense related to promoting annual publications in the first quarter. These expense increases were partially offset by lower legal and professional fees. Because of the timing of acquisitions in 2008 and 2007, Morningstar had additional expense in the first quarter of 2008 that did not exist in the same period in 2007, including amortization of intangible assets related to acquisitions, which contributed $1.5 million to the change in operating expense in the quarter.

The company’s operating margin was 27.6% in the first quarter of 2008, compared with 25.2% in the same period in 2007. The margin improved partly because the company had $1.3 million in product implementation expense related to the Advice by Ibbotson service in the first quarter of 2007 that did not recur in the current quarter. In addition, while office lease expense rose as a percentage of revenue, lower legal fees, professional fees, and other general and administrative expense as a percentage of revenue more than offset the increase.

Effective Tax Rate: The company’s effective tax rate in the first quarter of 2008 was 36.9%, a decrease of 2.6 percentage points compared with the prior-year period. The 2008 effective tax rate reflects a reduction in the company’s U.S. state tax rate related to a 2007 change in state tax law as well as the favorable impact of lower tax rates outside of the United States.

Free Cash Flow:  Morningstar generated negative free cash flow of $5.3 million in the first quarter of 2008, reflecting cash provided by operating activities of $1.4 million and $6.7 million of capital expenditures, primarily because of the company’s new corporate headquarters in Chicago. Morningstar typically pays annual bonuses in the first quarter. As a result, cash flow from operations in the first quarter tends to be lower compared with subsequent quarters.

Free cash flow decreased by approximately $11.7 million compared with the prior-year period, because of a $7.0 million decrease in cash flow from operations and an increase in capital expenditures of $4.7 million. Morningstar paid higher bonuses in the first quarter of 2008, partially offset by the favorable cash flow impact of net income adjusted for non-cash items.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by or used for operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of March 31, 2008, Morningstar had cash, cash equivalents, and investments of $215.7 million, compared with $258.6 million as of Dec. 31, 2007. The decrease primarily reflects $51.2 million paid in the first quarter of 2008 for the Hemscott acquisition. In addition, the company made $49.3 million of annual bonus payments in the first quarter of 2008.

Business Segment Performance

Individual Segment:  The largest product in this segment based on revenue is the company’s U.S.-based Web site for individual investors, Morningstar.com®. The Individual segment also includes Morningstar® Equity Research and several print and online publications.

•                  Revenue was $27.4 million in the first quarter of 2008, a 13.7% increase from $24.1 million in the first quarter of 2007.

•                  The Hemscott acquisition contributed revenue of $0.5 million to the Individual segment in the first quarter.

•                  Morningstar.com, including Premium Membership and Internet advertising sales, drove just under half of the segment’s organic revenue growth. Morningstar.com had 181,778 Premium subscriptions as of March 31, 2008, compared with 171,709 as of March 31, 2007. In the first quarter of 2008, the general market weakness affected subscriber growth. Morningstar.com added about 1,410 subscribers in the quarter, versus approximately 5,750 in the first quarter a year ago. Morningstar Equity Research was the second-largest contributor to organic revenue growth for this segment.

•                  Operating income was $5.8 million in the first quarter of 2008, up 8.1% from $5.3 million in the first quarter of 2007.

•                  Despite the modest growth in operating income, operating margin declined to 21.1% in the first quarter of 2008, compared with 22.1% in the first quarter of 2007. The margin decline was primarily the result of higher sales and marketing and development expenses as a percentage of revenue, mainly from expanded marketing and additional headcount.

Advisor Segment:  The largest products in this segment based on revenue are Morningstar® Advisor WorkstationSM, Morningstar® Principia®, and Morningstar® Managed PortfoliosSM.

•                  Revenue was $30.7 million in the first quarter of 2008, an increase of 18.2% from $26.0 million in the same period a year ago.

•                  Acquisitions contributed revenue of $1.1 million to the Advisor segment in the first quarter, the majority of which reflects revenue from the fund data business acquired from Standard & Poor’s.

•                  Morningstar Advisor Workstation continued to drive organic revenue growth. Total licenses for Morningstar Advisor Workstation in the United States increased to 178,619 as of March 31, 2008, compared with 160,014 as of March 31, 2007. Morningstar Managed Portfolios also contributed to the organic revenue increase, but to a lesser extent.

•      Operating income was $8.8 million in the first quarter of 2008, an increase of 28.3% compared with $6.9 million in the first quarter of 2007.

•      Operating margin was 28.7% in the first quarter of 2008, compared with 26.4% in the first quarter of 2007. Lower sales and marketing and general and administrative expense as a percentage of revenue contributed to the margin improvement.

Institutional Segment:  The largest products and services in this segment based on revenue are Investment Consulting, Licensed DataSM, Morningstar DirectSM, Retirement Advice (including Advice by Ibbotson® and Morningstar® Retirement ManagerSM ), and Licensed Tools and Content.

•      Revenue was $69.9 million in the first quarter of 2008, a 47.7% increase from $47.4 million in the first quarter of 2007.

•      Acquisitions contributed revenue of $9.5 million to the Institutional segment in the first quarter, including the fund data business acquired from Standard & Poor’s and several Hemscott businesses.

•      Investment Consulting and Licensed Data drove most of the revenue growth in the first quarter. Total assets under advisement for Investment Consulting increased 36% year over year. However, because of the market downturn, which was partially offset by net inflows and new clients added by Ibbotson Associates, assets declined about 2% sequentially from the fourth quarter of 2007. Morningstar Direct was the next largest contributor to revenue growth, and the number of licenses for Morningstar Direct grew to 2,461 worldwide as of March 31, 2008, compared with 1,505 as of March 31, 2007.

•      Operating income was $24.2 million in the first quarter of 2008, a 62.0% increase from $14.9 million in the same period in 2007.

•      Operating margin improved to 34.6% in the first quarter of 2008, compared with 31.5% in the prior-year period. In the first quarter of 2008, product implementation fees related to Advice by Ibbotson were negligible; in contrast, they represented 2.8% of this segment’s revenue in the first quarter of 2007.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 270,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; legal, regulatory, or political issues related to our data center in China; the potential impact of market volatility on revenue from asset-based fees; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we projected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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© 2008 Morningstar, Inc. All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in thousands, except per share amounts)	2008	2007	change

Revenue	$125,444	$95,447	31.4%
Operating expense(1):
Cost of goods sold	32,938	25,855	27.4%
Development	10,115	8,055	25.6%
Sales and marketing	22,224	16,729	32.8%
General and administrative	19,325	16,086	20.1%
Depreciation and amortization	6,157	4,695	31.1%
Total operating expense	90,759	71,420	27.1%
Operating income	34,685	24,027	44.4%
Operating margin	27.6%	25.2%	2.4pp

Non-operating income (expense):
Interest income, net	1,519	1,749	(13.2%	)
Other income (expense), net	24	(236)	NMF
Non-operating income, net	1,543	1,513	2.0%

Income before income taxes and equity in net income of unconsolidated entities	36,228	25,540	41.8%
Income tax expense	13,504	10,291	31.2%
Equity in net income of unconsolidated entities	352	537	(34.5%	)
Net income	$23,076	$15,786	46.2%
Net income per share
Basic	$0.51	$0.37	37.8%
Diluted	$0.47	$0.33	42.4%
Weighted average common shares outstanding:
Basic	45,224	42,401
Diluted	49,010	47,381

	Three months ended March 31
	2008	2007
(1) Includes stock-based compensation expense of:
Cost of goods sold	$436	$338
Development	321	253
Sales and marketing	345	299
General and administrative	1,642	1,444
Total stock-based compensation expense	$2,744	$2,334

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended March 31
	2008	2007	change

Revenue	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	26.3%	27.1%	(0.8pp	)
Development	8.1%	8.4%	(0.3pp	)
Sales and marketing	17.7%	17.5%	0.2pp
General and administrative	15.4%	16.9%	(1.5pp	)
Depreciation and amortization	4.9%	4.9%	—
Total operating expense(2)	72.4%	74.8%	(2.4pp	)
Operating margin	27.6%	25.2%	2.4pp

	Three months ended March 31
	2008	2007	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.3%	0.4%	(0.1pp	)
Development	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—
General and administrative	1.3%	1.5%	(0.2pp	)
Total stock-based compensation expense(2)	2.2%	2.4%	(0.2pp	)

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
($000)	2008	2007

Operating activities
Net income	$23,076	$15,786
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	6,157	4,695
Deferred income tax expense (benefit)	2,876	(704)
Stock-based compensation expense	2,744	2,334
Equity in net income of unconsolidated entities	(352)	(537)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(5,967)	(2,132)
Other, net	245	37
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(5,706)	(7,582)
Other assets	(1,967)	1,243
Accounts payable and accrued liabilities	2,770	2,262
Accrued compensation	(41,930)	(26,293)
Deferred revenue	9,221	11,021
Income taxes payable	7,102	8,457
Deferred rent	3,383	(45)
Other liabilities	(275)	(158)
Cash provided by operating activities	1,377	8,384
Investing activities
Purchases of investments	(24,301)	(23,461)
Proceeds from sale of investments	43,951	29,545
Capital expenditures	(6,711)	(1,990)
Acquisitions, net of cash acquired	(50,902)	(52,130)
Other, net	—	(3)
Cash used for investing activities	(37,963)	(48,039)
Financing activities
Proceeds from stock option exercises	5,750	1,574
Excess tax benefits from stock option exercises and vesting of restricted stock units	5,967	2,132
Cash provided by financing activities	11,717	3,706
Effect of exchange rate changes on cash and cash equivalents	1,230	27
Net decrease in cash and cash equivalents	(23,639)	(35,922)
Cash and cash equivalents — Beginning of period	159,576	96,140
Cash and cash equivalents — End of period	$135,937	$60,218

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended March 31
($000)	2008	2007

Cash provided by operating activities	$1,377	$8,384
Less: Capital expenditures	(6,711)	(1,990)
Free cash flow	$(5,334)	$6,394

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
($000)	2008	2007

Assets
Current assets:
Cash and cash equivalents	$135,937	$159,576
Investments	79,715	99,012
Accounts receivable, net	98,403	86,812
Income tax receivable	2,551	8,998
Other	15,202	13,163
Total current assets	331,808	367,561

Property and equipment, net	25,300	19,108
Investments in unconsolidated entities	20,198	19,855
Goodwill	156,662	128,141
Intangible assets, net	118,594	95,767
Deferred tax asset, net	12,693	15,658
Other assets	3,385	3,217
Total assets	$668,640	$649,307

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$28,792	$22,325
Accrued compensation	31,168	64,709
Deferred revenue	144,255	129,302
Deferred tax liability, net	641	557
Other	651	945
Total current liabilities	205,507	217,838

Accrued compensation	5,750	13,913
Other long-term liabilities	9,083	9,253
Total liabilities	220,340	241,004
Total shareholders’ equity	448,300	408,303
Total liabilities and shareholders’ equity	$668,640	$649,307

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended March 31
($000)	2008	2007	change

Revenue
Individual	$27,359	$24,061	13.7%
Advisor	30,694	25,977	18.2%
Institutional	69,928	47,352	47.7%
Eliminations	(2,537)	(1,943)	30.6%
Consolidated revenue	$125,444	$95,447	31.4%

Revenue — U.S.	$95,163	$79,861	19.2%
Revenue — International	$30,281	$15,586	94.3%

Revenue—U.S. (percentage of consolidated revenue)	75.9%	83.7%	(7.8pp	)
Revenue—International (percentage of consolidated revenue)	24.1%	16.3%	7.8pp

Operating income (loss)(1)
Individual	$5,761	$5,328	8.1%
Advisor	8,806	6,866	28.3%
Institutional	24,177	14,923	62.0%
Corporate items and eliminations	(4,059)	(3,090)	31.4%
Consolidated operating income	$34,685	$24,027	44.4%

Operating margin(1)
Individual	21.1%	22.1%	(1.0pp	)
Advisor	28.7%	26.4%	2.3pp
Institutional	34.6%	31.5%	3.1pp
Consolidated operating margin	27.6%	25.2%	2.4pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of March 31
	2008	2007	% change
Our employees
Worldwide headcount (approximate)	2,040	1,650	23.6%
Number of U.S. stock analysts	102	96	6.3%
Number of worldwide stock analysts	121	113	7.1%
Number of U.S. fund analysts	25	27	(7.4%	)
Number of worldwide fund analysts	69	51	35.3%

Our business
Morningstar.com Premium subscriptions	181,778	171,709	5.9%
Registered users for Morningstar.com (U.S.)	5,404,121	4,970,280	8.7%
U.S. Advisor Workstation licenses	178,619	160,014	11.6%
Principia subscriptions	46,690	48,339	(3.4%	)
Morningstar Direct licenses	2,461	1,505	63.5%
Assets under management for Morningstar Managed Portfolios	$2.1 bil	$1.9 bil	10.5%
Assets under management for managed retirement accounts	$13.2 bil	$10.1 bil	30.7%
Morningstar Associates	$1.1 bil	$0.8 bil	37.5%
Ibbotson Associates	$12.1 bil	$9.3 bil	30.1%
Assets under advisement for Investment Consulting	$95.8 bil	$70.6 bil	35.7%
Morningstar Associates	$53.4 bil	$44.2 bil	20.8%
Ibbotson Associates	$42.4 bil	$26.4 bil	60.6%

	Three months ended March 31
($000)	2008	2007
Effective income tax expense rate
Income before income taxes and equity in net income of unconsolidated entities	$36,228	$25,540
Equity in net income of unconsolidated entities	352	537
Total	$36,580	$26,077
Income tax expense	$13,504	$10,291
Effective income tax expense rate	36.9%	39.5%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended March 31
($000)	2008	2007	% change

Consolidated revenue	$125,444	$95,447	31.4%
Less: acquisitions	(11,098)	—	NMF
Less: impact of foreign currency	(2,281)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$112,065	$95,447	17.4%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended March 31
($000)	2008	2007	% change

International revenue	$30,281	$15,586	94.3%
Less: acquisitions	(8,904)	—	NMF
Less: impact of foreign currency	(2,281)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$19,096	$15,586	22.5%

Morningstar includes revenue of acquired businesses in its financial results from the date of acquisition.  As a result, revenue from acquisitions in the first quarter of 2008 represents incremental revenue (compared with the first quarter of 2007) from the following acquisitions, which occurred in 2007 and 2008:

Acquisition	2008 Revenue from Acquisitions
Standard & Poor’s fund data business	January 1, 2008 through March 15, 2008
Hemscott data, media, and investor relations Web site businesses	January 9, 2008 through March 31, 2008